CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FUNKO, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
_____________________________________________________

Funko, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:	That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted recommending and declaring advisable that the Amended and Restated Certificate of Incorporation of the Corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that Section 14.3 of the Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows:
Section 14.3    Definitions. As used in this Amended and Restated Certificate of Incorporation, the following terms shall have the following meaning:
a.    “ACON” means ACON Funko Investors, L.L.C., a Delaware limited liability company.
b.    “ACON Related Parties” means, collectively, (i) ACON, (ii) ACON Funko Investors Holdings 1, L.L.C., a Delaware limited liability company, (iii) ACON Funko Investors Holdings 2, L.L.C., a Delaware limited liability company, (iv) ACON Funko Investors Holdings 3, L.L.C., a Delaware limited liability company and (v) each of their respective Permitted Transferees.
c.    “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

d.    “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of shares of voting stock of the Corporation; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.
e.    “Business Combination” means (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with the Interested Stockholder or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of capital stock of the Corporation.
f.    “Fundamental” means Fundamental Capital and Funko International.
g.    “Fundamental Capital” means Fundamental Capital, LLC, a Delaware limited liability company.
h.    “Fundamental Related Parties” means Fundamental Capital and Funko International together with each of their Permitted Transferees.
i.    “Funko International” means Funko International, LLC, a Delaware limited liability company.

j.    “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation, including, without limitation, the Blockers (as defined in the LLC Agreement)) that (i) is the owner of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote, or (ii) is an Affiliate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Article XIV to the contrary, the term “Interested Stockholder” shall not include: (x) the TCG Related Parties or any of their Affiliates or Associates, including any investment funds managed, directly or indirectly, by TCG or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Corporation or (y) any Person who acquires voting stock of the Corporation directly from a TCG Related Party, and excluding, for the avoidance of doubt, any Person who acquires voting stock of the Corporation through a broker’s transaction executed on any securities exchange or other over-the-counter market or pursuant to an underwritten public offering.
k.    “Person” means any individual, corporation, partnership, unincorporated association or other entity.
l.    “TCG” means TCG 3.0 Fuji, LP, a Delaware limited partnership.
m.    “TCG Related Parties” means, collectively, (i) TCG and (ii) any Affiliate of TCG to which TCG transfers Class A Common Stock.

RESOLVED, that Article XI of the Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows:

ARTICLE XI.
The Corporation is authorized to indemnify, and to advance expenses to, each current or former Director, officer, employee or agent of the Corporation to the fullest extent permitted by Section 145 of the DGCL. To the fullest extent permitted by the DGCL, no Director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. No amendment to, or modification or repeal of, this Article XI shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

SECOND:	That the aforesaid amendments were duly adopted by the stockholders of the Corporation at the annual meeting of stockholders of the Corporation held on June 13, 2023.
THIRD:	That, the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Legal Officer and Secretary on this 15th day of June, 2023.
FUNKO, INC.

By:     /s/ Tracy D. Daw_____________
Tracy D. Daw
Chief Legal Officer and Secretary